UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

February 6, 2023

(February 1, 2023)

____________________________

GROWLIFE, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-50385 (Commission File Number)	11335 NE 122nd Way, Suite 105 Kirkland, WA 98034 (Address of Principal Executive Offices and zip code)	90-0821083 (IRS Employer Identification No.)

(866) 781-5559

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Convertible Promissory Note

On February 1, 2023 (the “Issue Date”), Growlife, Inc. a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Fourth Man LLC, a Nevada limited liability company (the “Investor”), pursuant to which the Company sold Investor a convertible Promissory Note (the “Note”) in the principal aggregate amount of $125,000.00, which carries an original issue discount in the amount of $21,250.00, plus $10,762.50 in transaction fees accordingly the Company received proceeds of$$92,987.50 of the purchase price. Additionally the Purchase Agreement and the Note require the Company to pay interest on the unpaid Principal Amount at the rate of ten percent (10%) (the “Interest Rate”) per annum (with the understanding that the first twelve months of interest (equal to $12,500.00) shall be guaranteed and earned in full as of the Issue Date). The Note is due and payable, in full, as of the maturity date, which is twelve (12) months from the Issue Date. The Note may not be prepaid or repaid in whole or in part and the Investor has the right, at any time on or following the Issue Date, to convert all or any portion of the outstanding and unpaid Principal Amount and interest into fully paid and non-assessable shares of the Company’s common stock. The per share conversion price into which Principal Amount and interest under the Note is $0.035 per share, subject to adjustment as provided in the Note. Investor is entitled to deduct $1,750.00 from the conversion amount in each conversion to cover its fees associated with each conversion. Conversions are subject to adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification, or similar transaction that proportionately decreases or increases the common stock. The Note provides for standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The Note also contains customary positive and negative covenants. Additionally, the Note may not be converted into shares of our common stock if such conversion would result in the Investor, or its affiliates owning an aggregate of more than 4.99% of the then outstanding shares of our common stock.

Warrants

In addition to the Note, the Company issued the Investor Common Stock Purchase Warrants granting the Investor the right to purchase up to 625,000 shares of common stock of the Company at an exercise price of $0.08 per share for a period of Five (5) years. Additionally, the Investor has the right to exercise the Warrants on a cashless basis if the trade price of a share of common stock of the Company exceeds the exercise price. If the Company issues shares or any securities convertible into shares at an effective price per share lower than the exercise price of the Warrants, the exercise price of the Warrants shall be reduced to such lower price, subject to customary exceptions. The Investor may not exercise the Warrants if such exercise would result in the Investor, together with any affiliates, beneficially owning in excess of 4.9% of the Company’s outstanding common stock immediately after giving effect to such exercise.

Registration Rights Agreements

Pursuant to the terms of the Piggy-Back Registration Rights, which are set forth as Exhibit B to the Purchase Agreement, the Company granted the Investor piggyback registration rights on any such shares covered by the Note and the Warrant.

The description of the Purchase Agreement, the Note and the Warrant are not complete and are qualified in their entirety by the full text of the Securities Purchase Agreement, the Note and the Warrant, filed herewith as Exhibits 10.1, 10.2, and 10.3 respectively, which are incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in Item 1.01 herein is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01, regarding the issuance of the Note and the Warrant is incorporated herein by reference in this Item 3.02. The Note and Warrant described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“1933 Act”), and Rule 506(b) promulgated under the 1933 Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.:	Description

10.1*	Securities Purchase Agreement

10.2*	Promissory Note

10.3*	Common Stock Purchase Warrant

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROWLIFE, INC.

Date: February 6, 2023	/s/ David Dohrmann
	By:	David Dohrmann
	Its:	Chief Executive Officer